                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:


[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             TRENDWEST RESORTS, INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(s) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [X] NO FEE REQUIRED.

  [ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14a-6(i)(1) AND 0-11.


       (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

        (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                            TRENDWEST RESORTS, INC.
                               9805 WILLOWS ROAD
                           REDMOND, WASHINGTON 98052

                                  May 3, 2001

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Trendwest Resorts, Inc., (the "Company") which will be held at our headquarters, 9805 Willows Road, Redmond, Washington, at 1:00 p.m., Wednesday, June 27, 2001. I look forward to greeting as many of our shareholders as possible.

     At the annual meeting, holders of the Company's common stock will be asked to vote to elect three directors to the Board of Directors, to approve an amendment to the 1997 Stock Option Plan and to ratify the selection of KPMG LLP as independent auditors. Information about the nominees for election to the Board of Directors and the other matters is included in the accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement. Your Board of Directors recommends that you vote "FOR" the Board of Director nominees, the amendment to the 1997 Stock Option Plan and the selection of KPMG LLP.

     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to Shareholders.

     Whether or not you attend the annual meeting it is important that your shares be represented and voted. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

                                          Sincerely,

                                          /s/ WILLIAM F. PEARE
                                          William F. Peare
                                          President and Chief Executive Officer

                            TRENDWEST RESORTS, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 3, 2001

                            ------------------------

     The Annual Meeting of Shareholders of Trendwest Resorts, Inc., (the "Company") will be held at our headquarters, 9805 Willows Road, Redmond, Washington, at 1:00 p.m., Wednesday, June 27, 2001, for the following purposes:

        1. To elect three directors to hold office until the 2004 Annual Meeting of Shareholders and until their successors are elected and qualified;

        2. Approve an amendment to the 1997 Stock Option Plan;

        3. The ratification of KPMG LLP as independent auditors; and

        4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The above matters are more fully described in the Proxy Statement, which follows. Only holders of shares of the Company common stock of record at the close of business on May 1, 2001, are entitled to notice of, and to vote at, this annual meeting and any and all adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ WILLIAM F. PEARE
                                          William F. Peare
                                          President and Chief Executive Officer

Redmond, Washington
May 3, 2001

                                   IMPORTANT

Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed proxy at your earliest convenience. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option in the manner described in the Proxy Statement.

                            TRENDWEST RESORTS, INC.

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 27, 2001
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed proxy is solicited by the Board of Directors of Trendwest Resorts, Inc., (the "Company") to be voted at the Annual Meeting of Shareholders to be held at 1:00 p.m. on Wednesday, June 27, 2001, and any adjournments thereof (the "Annual Meeting"). The persons named as proxies are William F. Peare and Jeffery P. Sites. The accompanying notice of meeting, this Proxy Statement and the accompanying proxy are being first sent to Shareholders on or about May 14, 2001.

     At the Annual Meeting, holders of the Company's common stock, no par value per share (the "Common Stock"), will be asked to elect three directors, each to hold office until the 2004 Annual Meeting of Shareholders and, in each case, until his or her successor is elected and qualified, to approve an amendment to the 1997 stock option plan, and to ratify KPMG LLP (KPMG) as independent auditors.

     All shares represented by proxies that are properly executed and returned will be voted in accordance with the instructions noted thereon. In the absence of voting instructions, the shares of Common Stock will be voted for the nominees for director listed herein and on the proxy, to approve an amendment to the 1997 Stock Option Plan and for the ratification of KPMG LLP as independent auditors. A Shareholder giving a proxy has the power to revoke it at any time before it is voted. The proxy may be revoked by written notice to the Secretary of the Company received at the Company's offices at 9805 Willows Road, Washington, 98052, on or before May 31, 2001, or by written notice delivered in person at the Annual Meeting to the Secretary prior to the commencement of the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

     Only Shareholders of record at the close of business on May 1, 2001 (the "Record Date"), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 25,273,755 shares of Common Stock outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

     The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, if present in person or represented by proxy, constitute a quorum for purposes of acting on the election of directors. Abstentions and shares held by brokers that are present but not voted because brokers were prohibited from exercising discretionary authority will be counted as present for the purposes of determining if a quorum is present.

     Under applicable law and the Company's articles of incorporation and bylaws, and assuming that a quorum is present, in the election of the three directors for terms ending in 2004, the persons elected will be the three persons receiving the largest number of votes cast at the Annual Meeting by shares present in person or by proxy. Approval of the other proposals requires that more votes favor the proposals than oppose them. In determining whether a voting matter has received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the election of directors or on either proposal.

     All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. In addition to mailing this material to Shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold shares of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may also, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on April 30, 2001, restated for 3 for 2 stock split declared by the Board of Directors on February 21, 2001, and effective March 15, 2001.

                                                         SHARES OF
                                                        COMMON STOCK
       NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED      PERCENT OF CLASS
       ------------------------------------          ------------------      ----------------
JELD-WEN, inc......................................      20,588,731                81.5%
  3250 Lakeport Blvd
  Klamath Falls, Oregon 97601

     The following table sets forth information regarding the beneficial ownership of Common Stock on April 30, 2001, restated for the 3 for 2 stock split effective March 15, 2001, by (i) each director and nominee for director,
(ii) the Company's Chief Executive Officer and the other executive officers named in the executive compensation table set forth herein and (iii) all directors and executive officers as a group. The following is based on information furnished by such owners. Each of the persons named below has sole voting and investment power with respect to the shares shown, except as noted below.

                                                         SHARES OF
                                                        COMMON STOCK
       NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED      PERCENT OF CLASS
       ------------------------------------          ------------------      ----------------
William F. Peare...................................        500,190(1)              2.0%
Jeffery P. Sites...................................        126,318(1)                *
Gene F. Hensley....................................         21,900(1)                *
Alan B. Schriber...................................         24,375(1)                *
Timothy P. O'Neil..................................          7,950(2)                *
Jerol E. Andres....................................          9,000                   *
Douglas P. Kintzinger..............................         10,176(3)(7)             *
Roderick C. Wendt..................................        448,516(4)(7)           1.8%
Michael Hollern....................................          9,000(5)                *
Harry Demorest.....................................         25,500(6)                *
Linda M. Tubbs.....................................          3,000                   *
All directors and executive officers as a group (11
  persons).........................................      1,229,426(8)              4.9%

---------------
 *  Less than 1%

(1) Includes 21,600 exercisable options.

(2) Includes 4,800 exercisable options.

(3) Includes 1,800 shares held by Mr. Kintzinger's wife.

(4) Includes 6,175 shares held by Mr. Wendt's minor children.

(5) Includes 9,000 shares held by Hollybrook & Co., a nominee partnership holding shares in a trust of which Mr. Hollern is a beneficiary.

(6) Includes 25,500 shares held by Mr. Demorest's wife.

(7) Messrs. Kintzinger and Wendt are executive officers and directors of JELD-WEN, inc. and disclaim any beneficial ownership in the shares of the Company owned by JELD-WEN, inc.

(8) Includes 91,200 exercisable options.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of eight directors who are divided into three classes, as nearly equal in number as possible. The members of each class serve three-year terms, with one class elected annually. The term of office of the directors in Class II expires at the 2001 Annual Meeting. The Board of Directors has nominated Mr. Andres, Mr. Wendt, and Ms. Tubbs for election as directors to serve a term of three years ending at the Company's Annual Meeting of Shareholders in 2004 and until their successors have been duly elected and qualified.

     Mr. Andres, Mr. Wendt, and Ms. Tubbs have indicated that they are willing and able to serve as directors. If either Mr. Andres, Mr. Wendt, or Ms. Tubbs are unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The three directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted in favor of Mr. Andres, Mr. Wendt, and Ms. Tubbs.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                            VOTE "FOR" THE NOMINEES.

DIRECTORS

     The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting. Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years.

                                                             COMPANY         EXPIRATION OF
                      NAME                         AGE    DIRECTOR SINCE    TERM AS DIRECTOR
                      ----                         ---    --------------    ----------------
William F. Peare.................................  63          1989               2003
Jeffery P. Sites.................................  44          1991               2002
Jerol E. Andres..................................  57          1989               2001
Douglas P. Kintzinger............................  40          1994               2002
Roderick C. Wendt................................  46          1993               2001
Harry L. Demorest................................  59          1997               2003
Michael P. Hollern...............................  62          1997               2002
Linda M. Tubbs...................................  53          1997               2001

     William F. Peare, age 63, has served as its President and Chief Executive Officer, and as a director, since 1989. Mr. Peare also serves as a director and, until January, 1999, as President of WorldMark, The Club ("WorldMark"). Mr. Peare developed the WorldMark concept and attracted key management personnel to the Company. From 1987 to 1989, Mr. Peare served as a management consultant for Eagle Crest Resort in Redmond, Oregon ("Eagle Crest") and for Elkhorn Resort in Sun Valley, Idaho. From 1985 to 1987, Mr. Peare was a Senior Vice President of Horizon Airlines. From 1983 to 1985, Mr. Peare served as Chief Executive Officer of All Seasons Resorts, Inc. ("All Seasons"), a publicly-traded membership campground company. From 1975 to 1982, Mr. Peare served as President of Thousand Trails Inc. ("Thousand Trails"), the nation's largest membership campground company.

     Jeffery P. Sites, age 44, has served as Executive Vice President, Chief Operating Officer, and Secretary of the Company since 1989, and served as Treasurer from 1989 to January 1997. Mr. Sites has been a director of the Company since 1991. Prior to 1998, Mr. Sites served as a director and as Treasurer of WorldMark. Mr. Sites oversees the day-to-day operations of the Company. From 1987 to 1989, Mr. Sites was Chief Financial Officer of OMT, Inc., a holding company with a variety of businesses including an interval ownership project in Sun Valley, Idaho. From 1985 to 1987, Mr. Sites was Executive Vice President and co-founder of Venture Out Resorts, a regional membership campground company. From 1983 to 1985, Mr. Sites was the Controller for All Seasons.

     Jerol E. Andres, age 57, has served as a director of the Company since 1989. Since 1988, Mr. Andres has served as Chief Executive Officer and President of Eagle Crest. From 1984 to 1988, Mr. Andres founded and was Chief Executive Officer and President of Happy Trails Resort. Since 1993, Mr. Andres has served as a director of Bank of the Cascades, a publicly-traded bank company. Mr. Andres served on the board of ARDA for 11 years, serving as Chairman from 1984 to 1986. From 1978 to 1984, Mr. Andres served as a Vice President of Thousand Trails.

     Douglas P. Kintzinger, age 40, has served as a director of the Company since 1994. Mr. Kintzinger has been Senior Vice President of JELD-WEN since 1997 and is responsible for the accounting, data processing, legal, employee benefits, risk management, insurance, corporate services, treasury and corporate development of JELD-WEN. Mr. Kintzinger was first employed by JELD-WEN in 1987 and served as special projects manager, corporate counsel, manager of corporate development and in 1994 vice president of administration and corporate development. He has been a director of JELD-WEN since 1994 and JELD-WEN's corporate secretary since 1992. Mr. Kintzinger has also been an officer/director of various JELD-WEN affiliates and subsidiaries, including JELD-WEN HOLDINGS, inc., Eagle Crest G.P. Inc., Running Y Resort, Inc., West One Automotive Group, Inc. and Brooks Resources Corporation. Mr. Kintzinger also has served as a director of South Valley State Bank since 1990 and as a Regent of Luther College since 1990.

     Roderick C. Wendt, age 46, has served as a director of the Company since 1989. Mr. Wendt has been President of JELD-WEN since 1992 and is responsible for the overall day-to-day performance of JELD-WEN. Mr. Wendt was first employed by JELD-WEN in 1980 and served as corporate counsel, Vice President and Senior Vice President prior to becoming President. He has been a director of JELD-WEN since 1985. Mr. Wendt has also been an officer and/or director of various JELD-WEN affiliates and subsidiaries, including Eagle Crest G.P. Inc., Running Y Resort, Inc., Windmill Inns of America, inc., West One Automotive Group, Inc., Frank Paxton Company and Brooks Resources Corporation. Mr. Wendt also served as a director of South Valley State Bank from 1983 to 1994, from 1996 to present, and has served as a director of the High Desert Museum since 1994.

     Harry L. Demorest, age 59, has served as Chief Executive Officer of Columbia Forest Products, Inc. since March 1996. He served as President of Columbia Forest Products, Inc. from March 1994 to March 1996, and as Executive Vice President from April 1992 to February 1994. Prior to his employment by Columbia Forest Products, Inc., Mr. Demorest was a partner with Arthur Andersen & Co., serving as Office Managing partner for the Portland, Oregon office from 1981 to 1991 and as Partner-in-charge of the tax division of the Portland office from 1979 to 1985.

     Michael P. Hollern, age 62, has served as Chairman of the Board of Directors of Brooks Resources Corporation since 1970, and has served as President of Brooks Resources from 1983 to 1999 and Chief Executive Officer since 1999. Mr. Hollern served as President of Brooks-Scanlon, Inc. from 1970 until its sale to Diamond International in June 1980. Mr. Hollern also serves on the boards of directors of several corporate, civic and charitable organizations.

     Linda M. Tubbs, age 53, retired April 1, 1998 as an Executive Vice President of Wells Fargo Bank, serving as its Division Manager for the Northwest Commercial Banking Group since Wells Fargo's merger with First Interstate Bank in April 1996. Prior to the merger, Ms. Tubbs served as Senior Vice President and Manager of First Interstate's Portland, Oregon, Commercial Banking Administration and served in various other capacities at First Interstate since 1972, including her appointment in March 1990 as Senior Vice President and Manager of the Oregon head office. Ms. Tubbs also serves on the boards of directors of several civic and charitable organizations.

EXECUTIVE OFFICERS

     Gene F. Hensley, age 48, has served as Executive Vice President since January 1999, and served as Vice President of Operations from December 1995 to January 1999. His current responsibilities include overseeing the company's domestic sales, marketing, and WorldMark the Club operations. Mr. Hensley began employment with Trendwest in January 1990 in sales. Mr. Hensley is President of WorldMark, a member of the Club's Board of Directors and has overseen the Club's operations since April 1994. Mr. Hensley began his career in vacation ownership in 1979.

     Alan B. Schriber, age 49, has served as Executive Vice President of Trendwest since January 1999, and served as Vice President -- Administration and Finance from September 1994 to January 1997. Mr. Schriber is responsible for the accounts receivable, data processing, contract processing, corporate communications, and human resources functions for Trendwest. Between 1987 and 1994, Mr. Schriber was senior Vice President of Gulf American Financial Services, which specialized in the development, implementation and project management of consumer credit and accounts receivable operations and systems. Prior to that, Mr. Schriber was Vice President of Administration for Thousand Trails.

     Timothy P. O'Neil, age 38, has served as Chief Financial Officer and Treasurer since April, 2000, and served as Vice President -- Finance from February 1999 to March 2000. From 1988 to January 1999, Mr. O'Neil worked for Bank One and its predecessor companies First Chicago NBD and NBD Bank in their corporate banking and loan syndication departments.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The current members of the Company's Audit Committee are Messrs. Sites, Demorest and Kintzinger. The Audit Committee met two times in 2000.

     The Compensation Committee reviews and recommends to the Board of Directors salaries, bonuses and other forms of compensation for executive officers of the Company and administers the Company's stock option plan. The current members of the Compensation Committee are Messrs. Hollern and Kintzinger and Ms. Tubbs. The Compensation Committee met one time in 2000.

     During 2000, the Company's Board of Directors met twelve times. Except for Mr. Demorest, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which such director served.

DIRECTOR FEES

     Directors who are not employees of the Company or JELD-WEN received $31,250 each in fees for fiscal year 2000. All non-employee directors are reimbursed for out of pocket expenses for each Board meeting attended.

                                   PROPOSAL 2

              APPROVAL OF INCREASE IN AUTHORIZED SHARES UNDER THE
                             1997 STOCK OPTION PLAN

     At the Annual Meeting, the shareholders of the Company will be asked to increase the number of shares of common stock issuable under the 1997 Stock Option Plan ("1997 Plan") from 5% of the outstanding shares to 10% of the outstanding shares from time to time, which at April 30, 2001, were 1,263,688 and 2,527,335 shares, respectively.

     The Board of Directors believes that the 1997 Plan has contributed to strengthening the incentive of participating employees, officers and directors to achieve the objectives of the Company and its shareholders by encouraging employees, officers and directors to acquire a greater proprietary interest in the Company. The Board of Directors amended the 1997 Plan because it believes that:

     - additional shares are necessary to attract new employees and executives;

     - additional shares are needed to further the goal of retaining and motivating existing personnel; and

     - the issuance of options to our employees is an integral component of the Company's compensation policy.

     Our Board of Directors believes that it is in the best interests of our company and our shareholders to approve the amendments to the 1997 Plan because we believe that aligning the interests of our employees, officers and directors with those of our shareholders through the grant of stock options is a primary means of maximizing long-term shareholder value. The proposed increase in the number of shares under the 1997 Plan is not required or intended to cover awards previously made under the 1997 Plan. As such, no new plan benefits have been granted to date, and future awards under the 1997 Plan are not yet determinable.

DESCRIPTION OF THE 1997 PLAN

     A copy of the 1997 Plan incorporating the proposed amendments is attached to this proxy statement as Exhibit B. The following description of the 1997 Plan is a summary and so is qualified by reference to the complete text of the 1997 Plan.

     The 1997 Plan was adopted by the Board of Directors in May 1997 and approved by our shareholders in June 1999. In February 2001 the Board of Directors amended the 1997 Plan, subject to shareholder approval at the Annual Meeting, to increase the total number of shares of Common Stock available for issuance under the 1997 Plan from 5% of the outstanding shares to 10% (2,527,335 at April 30, 2001).

     As of April 30, 2001, the Company had issued 59,850 shares upon the exercise of options granted under the 1997 Plan, and options to purchase 1,259,650 shares were outstanding with 1,194,775 shares reserved for future grants or purchases under the 1997 Plan.

     The 1997 Plan provides for the granting to employees of options intended to be incentive stock options within the meaning of Section 422 of the Code ("ISO") and for the granting to employees, officers, directors and consultants of nonstatutory stock options ("NSO") and restricted stock purchase rights. As of April 30, 2001, the Company had approximately 76 employees who would be eligible to participate in the 1997 Plan. Unless terminated sooner, the 1997 Plan will terminate automatically in May 2007. The Board of Directors or a committee appointed by the Board administers the 1997 Plan and, subject to certain limitations contained in the plan, has the power to determine:

     - the terms of the options or restricted stock awards granted, including the exercise price of the options or purchase price of the restricted stock grants;

     - the number of shares subject to each option or restricted stock award;

     - the vesting and exercisability and payment of each option or restricted stock award; and

     - the form of consideration payable upon exercise of each option or restricted stock award.

     In addition, the administrator may modify outstanding options, provided that it may not impair the rights of any optionee without such optionee's prior written consent. Options and restricted stock awards granted under the 1997 Plan are generally not transferable by the participant, and each option and restricted stock award is exercisable during the lifetime of the participant only by such participant. Options granted under the 1997 Plan must generally be exercised within three months after the end of the optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term.

     The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of the grant. For any participant who owns stock possessing more than 10% of the voting power of all classes of outstanding capital stock, the exercise price of any incentive stock option granted must at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years. The exercise price of NSOs can be more or less than the fair market value of the common stock on the date of grant, at the sole discretion of the Board.

     The 1997 Plan provides that in the event that the Company merges with another corporation in a merger in which the Company is not the surviving corporation or following which our shareholders immediately before such merger cease to own their shares, or sell substantially all of our assets, each option shall be assumed or substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the options will expire in accordance with the conditions that our board of directors will determine.

     The Board of Directors has the power to amend or terminate the 1997 Plan, unless such action would otherwise require shareholder approval as a matter of applicable law or to maintain its qualification as an incentive stock option plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY, BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT, OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

INCENTIVE STOCK OPTIONS

     Incentive stock options ("ISOs") are generally afforded favorable federal income tax treatment under the Code. If an option qualifies as an ISO, neither its grant nor its exercise will generate taxable income for regular income tax purposes. Upon exercise, however, the excess of the fair market value of the shares purchased over the exercise price ("Option Spread") is includable in the optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax. The Internal Revenue Service has announced that the exercise of an ISO before January 1, 2003 will not generate income subject to Federal Insurance Contributions Act ("FICA") or Federal Unemployment Tax Act ("FUTA") tax, but the exercise of an ISO on or after January 1, 2003 may be subject to such taxes. If the optionee holds the shares purchased under an ISO for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised, any gain from a sale of the shares (other than to the Company) should be taxable as a long-term capital gain. If the optionee disposes of the shares before both of these holding period requirements are met (a "disqualifying disposition"), the amount by which the fair market value of the stock at the time the ISO was exercised exceeded the exercise price (or, if less, the amount of gain realized on the disposition) would be taxable as ordinary income. Such income is subject to information reporting requirements but as announced by the Internal Revenue Service will not be subject to income tax withholding if the disqualifying disposition is with respect to shares acquired upon an exercise that occurs before January 1, 2003 (income from disqualifying dispositions of shares acquired upon an exercise that occurs on or after January 1, 2003 may be subject to such withholding). Gain from a disqualifying disposition in excess of the amount required to be recognized as ordinary income is capital gain. Special rules regarding the timing and amount of AMTI, and the beginning of the holding period, apply for shares subject to a "substantial risk of forfeiture." The Company will not be entitled to a deduction with respect to shares acquired pursuant to an ISO unless the optionee disposes of the shares in a disqualifying disposition.

NONQUALIFIED STOCK OPTIONS

     An optionee is not taxable upon the grant of a nonqualified stock option ("NSO"). Federal income tax consequences upon exercise depend upon whether the shares thereby acquired are subject to a "substantial risk of forfeiture." If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the optionee makes an election under Section 83(b) of the Code with respect to the shares, the optionee will have ordinary income at the time of exercise measured by the Option Spread on the exercise date. The optionee's tax basis in the shares will be their fair market value on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long- or short-term also will begin on that date. If the shares are subject to a substantial risk of forfeiture and an election under Section 83(b) of the Code is not made, the optionee will not be taxable upon exercise, but instead will have ordinary income on the date the stock is no longer subject to a substantial risk of forfeiture, in an amount equal to the difference between the fair market value of the shares on such date and the amount paid for the shares; in addition, the optionee's holding period will begin on that date. The amount of ordinary income taxable to an optionee who was an employee at the time of grant constitutes wages subject to withholding of income and employment taxes by the Company. Upon sale, other than to the Company, of shares acquired under a NSO, an optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares, which will be long-term gain or loss if the optionee's holding period in the shares is more than one year. The Company will be entitled to a deduction at the time and in the amount that the optionee recognizes ordinary income with respect to a NSO.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
               THE APPROVAL OF THE AMENDMENT TO THE 1997 PLAN TO
     INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE 1997
                   PLAN FROM 5% OF SHARES OUTSTANDING TO 10%.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG LLP ("KPMG") as the Company's independent auditors for the fiscal year ending December 31, 2001. Representatives of KPMG are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions. Ratification of the selection of KPMG requires the affirmative vote of a majority of the votes cast by the holders of the Common Stock voting in person or by proxy at the Annual Meeting.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE
                       COMPANY FOR THE 2001 FISCAL YEAR.

                                 ANNUAL REPORT

     A copy of the Company's 2000 Annual Report to Shareholders, including the Annual Report to the SEC on Form 10-K and the financial statements, is enclosed. Additional copies of the Company's Annual Report may be obtained by writing to Investor Relations, 9805 Willows Road, Redmond, Washington 98052.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Shareholder proposals intended to be presented at the Company's 2002 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than December 7, 2001 for inclusion in the Company's Proxy Statement relating to the 2002 Annual Meeting.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table and related notes set forth all compensation received from the Company for the three fiscal years ended December 31, 2000 by the Company's Chief Executive Officer ("CEO") and the four most highly paid executive officers (other than the CEO) who were serving as executive officers at the end of 2000 (collectively, together with the CEO, the "Named Executive Officers").

                                                                                          SECURITIES
                                                                                          UNDERLYING
                                                                          OTHER ANNUAL    OPTIONS --
                                                                          COMPENSATION    LONG-TERM
        NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS         (1)        COMPENSATION
        ---------------------------          ----   --------   --------   ------------   ------------
William F. Peare...........................  2000   $130,000   $260,202     $13,450          6,000
  President and Chief Executive Officer      1999    115,000    195,522      12,276          6,000
                                             1998    105,000    225,778      14,474          6,000
Jeffery P. Sites...........................  2000    105,000    210,002      19,450          6,000
  Chief Operating Officer                    1999     90,000    159,359      18,560          6,000
                                             1998     80,000    166,615      13,779          6,000
Gene F. Hensley............................  2000     90,000    180,000      20,950          6,000
  Executive Vice President                   1999     80,000    136,183      19,597          6,000
                                             1998     72,000    120,650      19,322          6,000
Alan B. Schriber...........................  2000     90,000    180,000      18,668          6,000
  Executive Vice President                   1999     80,000    136,183      17,545          6,000
                                             1998     70,000    120,650      11,893          6,000
Timothy P. O'Neil..........................  2000     77,000    143,197      16,934         13,500
  Vice President,                            1999     64,167     99,313      35,252         10,500
  Chief Financial Officer and Treasurer      1998         --         --          --             --

---------------
(1) Other annual compensation is comprised of various items such as Company 401(k) contributions and auto allowance.

EMPLOYMENT, TERMINATION AND CHANGE OF CONTROL AGREEMENTS

     Messrs. Peare and Sites have entered into employment agreements with the Company. Under the employment agreements, Mr. Peare will receive a base annual salary of $130,000 and Mr. Sites will receive a base annual salary of $105,000; each will have the opportunity to receive performance bonuses. The agreements contain a covenant not to compete for a period of two years in the event of termination of employment for any reason. If employment is terminated by the Company without cause, the employee will receive his base salary for a period of one year following the date of termination plus the amount of bonus earned during the preceding twelve months.

GRANTS OF STOCK OPTIONS

     The following table sets forth information on stock option grants during fiscal 2000 to the Named Executive Officers. These grants have been restated to reflect the 3 for 2 stock split declared February 21, 2001, and effective March 15, 2001.

     The options set forth in the table below were granted in 2000, as part of recipient's 2000 compensation:

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                           NUMBER OF      PERCENT OF                                       STOCK PRICE
                           SECURITIES    TOTAL OPTIONS                               APPRECIATION FOR EIGHT
                           UNDERLYING     GRANTED TO      EXERCISE                     YEAR OPTION TERM(2)
                            OPTIONS      EMPLOYEES IN       PRICE      EXPIRATION    -----------------------
          NAME             GRANTED(1)     FISCAL YEAR     ($/SHARE)       DATE        5% ($)       10% ($)
          ----             ----------    -------------    ---------    ----------    ---------    ----------
William F. Peare.........    6,000           1.98%         16.5837      12/18/08      47,500       113,800
Jeffery P. Sites.........    6,000           1.98%         16.5837      12/18/08      47,500       113,800
Gene F. Hensley..........    6,000           1.98%         16.5837      12/18/08      47,500       113,800
Alan B. Schriber.........    6,000           1.98%         16.5837      12/18/08      47,500       113,800
Timothy P. O'Neil........    7,500           2.48%         15.1460        3/3/08      54,200       129,900
Timothy P. O'Neil........    6,000           1.98%         16.5837      12/18/08      47,500       113,800

---------------
(1) Each of the options reflected in these tables were granted to the respective Named Executive Officer pursuant to the Company's 1997 Option Plan. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The options vest ratably over five years beginning on the first anniversary of the date of grant.

(2) These assumed rates of appreciation are provided in order to comply with the requirements of the Securities and Exchange Commission (the "SEC") and do not represent the Company's expectation or projection as to the actual rate of appreciation of the Common Stock. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.

EXERCISE OF STOCK OPTIONS

     The following table sets forth information on the exercise of stock options during fiscal year 2000 by each of the Named Executive Officers and the value of unexercised options at December 31, 2000, restated for the 3 for 2 stock split effective March 15, 2001.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF                VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                           SHARES                         AT FISCAL YEAR-END(#)          AT FISCAL YEAR-END($)
                          ACQUIRED         VALUE       ---------------------------    ---------------------------
         NAME            ON EXERCISE    REALIZED($)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
         ----            -----------    -----------    -----------   -------------    -----------   -------------
William F. Peare.......      --             --           21,600         26,400          $33,600        $67,900
Jeffery P. Sites.......      --             --           21,600         26,400           33,600         67,900
Gene F. Hensley........      --             --           21,600         26,400           33,600         67,900
Alan B. Schriber.......      --             --           21,600         26,400           33,600         67,900
Timothy P. O'Neil......      --             --            2,100         21,900           15,400         93,200

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for establishing policies and programs which govern compensation for executive officers and for administering these programs to determine bonus amounts and option awards.

COMPENSATION POLICY

     The Company's executive compensation policy is designed to attract, reward and retain management who will achieve the business objectives of the Company. The Company's compensation policy seeks to align executive compensation with corporate performance, both on a short-term and long-term basis. In this regard, the base salaries of executives are established at levels which are considered lower than might otherwise be warranted in light of the duties and scope of responsibilities of each officer's position. Executive officers are afforded the opportunity to substantially increase their income through a bonus system that is based primarily on the Company's annual sales. A smaller portion of the bonus of executive officers is based on the Company's net income exceeding a 20% annual return on equity.

     The Compensation Committee also awarded stock options to various executive officers following the Company's initial public offering. The purpose of these awards was to provide key officers with an equity incentive in the Company to reinforce management's commitment to enhancement of profitability and Shareholder value. These options granted were based primarily on the executive officer's level of responsibility within the Company and the length of time such officer had been employed by the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. William Peare, the Company's Chief Executive Officer, is a party to an employment agreement with the Company and his compensation for 2000 was determined in accordance with the employment agreement. Mr. Peare's base compensation is set at $130,000 and he is eligible to receive a performance bonus, based primarily on the Company's annual sales, up to approximately two times his base salary. For 2000, Mr. Peare's bonus was $260,202. The Compensation Committee also awarded Mr. Peare a grant of options to acquire 6,000 shares of Common Stock. As with the other grants to executive officers, Mr. Peare's grant was based on his position as chief executive officer and his length of service with the Company.

                                          COMPENSATION COMMITTEE

                                          Michael P. Hollern
                                          Douglas P. Kintzinger
                                          Linda M. Tubbs

                            AUDIT COMMITTEE MATTERS

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is responsible for assisting the Board in fulfilling its oversight responsibilities as related to: monitoring the Company's financial reporting process and systems of internal control related to finance, accounting, and legal compliance; monitoring the independence and performance of the Company's independent auditors; reviewing areas of potential significant financial risk to the Company; and providing an avenue of communications between management, the independent auditors, and the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Committee has discussed any items required to be communicated to it by the independent auditors in accordance with standards established by the American Institute of Certified Public Accountants. The Audit Committee has discussed with the independent auditors the auditors' independence from the Company and its management. The Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with the Company's and the Committee's policies restricting the independent auditors from performing services that might impair their independence.

     The Audit Committee discussed with the Company's independent auditors the overall scope of and plans for their audits. The Committee has met with the independent auditors, with management present, to discuss the Company's financial reporting processes and internal controls. The Committee has reviewed significant audit findings prepared by the independent auditors, together with management's responses.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          AUDIT COMMITTEE

                                          Douglas P. Kintzinger
                                          Harry L. Demorest
                                          Jeffrey P. Sites

AUDIT COMMITTEE CHARTER

     Upon the recommendation of the Audit Committee and in compliance with NASDAQ Stock Market Listing Requirements effective June 14, 2000, the Board has adopted a formal written charter that specifies the scope of the committee's responsibilities and the means by which is carries out those responsibilities; the outside auditor's accountability to the board and Audit Committee; and the Audit Committee's responsibility to insure the independence of the outside auditor. The Registrant's charter of the Audit Committee of the Board of Directors was adopted by the Board of Directors in June, 2000. Said written charter is included as Exhibit A to this Proxy Statement.

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

     NASDAQ Stock Market Listing Requirements related to independent directors and the Audit Committee become effective June 14, 2001.

AUDIT COMMITTEE STRUCTURE

     Audit committees are required to have a minimum of three members and be comprised of independent directors only. All directors must be able to read and understand fundamental financial statements. At least one director must have past employment experience in finance or accounting or other comparable experience or background. Under limited circumstances one non-independent director may serve on the audit committee, provided that the board determines it to be in the best interests of the corporation and its shareholders and the board discloses its reasons in the annual proxy statement.

     NASDAQ Stock Market Listing Requirements related to independent directors and the Audit Committee becomes effective June 14, 2001. As of the date of this proxy statement, the Company's Audit Committee composition is not in compliance with NASDAQ Listing Requirements. The Company will comply with the Listing Requirements prior to the effective date.

OUTSIDE AUDITOR INDEPENDENCE

     The Company's employs KPMG LLP as its independent auditors. Fees paid to KPMG by the Company during 2000 included:

AUDIT FEES

     The Company paid KPMG $300,000 in fees related to the audit of the annual financial statements and the reviews of the quarterly financial statements.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company made no payments to KPMG related to the operation, supervision, design, or implementation of the Company's financial information systems.

ALL OTHER FEES

     All other fees paid to KPMG in 2000 totaled $510,000. These services were comprised mainly of tax compliance services, reviews of the Finance Subsidiaries records, and tax and accounting advice related to the start-up of operations in Australia.

     The Audit Committee has considered whether the provision of services by the independent auditing firm other than audit-related is compatible with maintaining the principal auditor's independence. It is the opinion of the committee that these services are compatible with maintaining this independence, as the other services performed are necessary for the completion of the audit of the financial statements.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total Shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the group of peer companies set forth below (based on weighted market capitalization) selected by the Company.

                     COMPARED CUMULATIVE TOTAL RETURN AMONG
          TRENDWEST RESORTS, INC., S&P 500 INDEX AND PEER GROUP INDEX (PERFORMANCE GRAPH)

                                                 TRENDWEST RESORTS, INC.            S & P 500                  PEER GROUP
                                                 -----------------------            ---------                  ----------
Aug 1997                                                 100.00                      100.00                      100.00
1997                                                     127.08                      102.43                       90.95
1998                                                      69.44                      131.70                       64.55
1999                                                     125.00                      159.42                       62.00
2000                                                     150.00                      144.90                       77.62

PEER GROUP DETAIL

AMERICAN SKIING

CANDLEWOOD HOTELS

CHOICE HOTELS CO

FAIRFIELD COMMUNITIES

FOUR SEASON HOTELS

HOST MARRIOTT CORP

INTRAWEST CORP

LODGIAN, INC

SHOLODGE INC

SILVERLEAF RESORTS

SUBURBAN LODGES

SUNBURST HOSPITALITY CORP

     Five companies that were included in the 1999 Peer Group results are not included in the 2000 Peer Group results, as the companies are no longer in existence. The following table lists the companies and the reason for their omission:

Bristol Hotel Co. ..................  Acquired
Execustay Corp. ....................  Acquired
Promus Hotel Co. ...................  Acquired
Sunterra Corp. .....................  Filed for bankruptcy; stock delisted
Supertel Hospitality Inc............  Acquired

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIP WITH JELD-WEN, INC.

     Background. JELD-WEN, inc. ("Parent" or "JELD-WEN") owns 81.5% of the outstanding shares of the Company's Common Stock. Roderick Wendt and Douglas Kintzinger are directors of the Company and Richard Wendt was a director of the Company until March 1997. Richard Wendt, Roderick Wendt and Douglas Kintzinger are all directors of JELD-WEN. In addition, Richard Wendt, Roderick Wendt and Douglas Kintzinger own 34.5%, 1.7% and .5%, respectively, of the outstanding shares of JELD-WEN.

     Administrative Services. JELD-WEN provides a self-insured health, life and disability benefits plan to its employees, in which the Company participated. The Company paid JELD-WEN approximately $3,207,000 in 2000 to include the Company's employees within the JELD-WEN plan. JELD-WEN also self-insures its worker's compensation liability and the Company also participates in that plan. The Company paid JELD-WEN approximately $720,000 in 2000 to include the Company's employees within the JELD-WEN plan.

     Credit Facility. The Company maintains an unsecured, open, revolving credit line with JELD-WEN of $10 million which is payable on demand. The Company pays JELD-WEN interest at prime plus one percent. The maximum month-end balance of the line outstanding to JELD-WEN during 2000 was $1,465,000. To the extent the Company has excess funds available to loan JELD-WEN, such loans earn interest at prime minus two percent. The maximum month-end outstanding lending to JELD-WEN during the year was $4,869,000. The terms of the line of credit are the same as JELD-WEN provides to its other subsidiaries and divisions. The Company believes that the terms of the line of credit as a whole are no less favorable than could be obtained from an unaffiliated third party.

     MountainStar Development. The Company is developing a resort in central Washington known as MountainStar. Prior to June, 2000, JELD-WEN owned the land and the Company was acting as the developer. In June of 2000, the Company acquired the MountainStar development from JELD-WEN. The purchase price was $47,600,000, consisting of $25,000,000 in cash, a $17,731,000 unsecured note payable to Parent and the settlement by the Company of a $4,869,000 intercompany receivable from JELD-WEN. The excess of the purchase price over JELD-WEN's historical cost was treated as a non-cash reduction to retained earnings due to the accounting requirement to use historical cost on such a transfer from a controlling shareholder. The Company recorded the asset at JELD-WEN's historical cost of $44,300,000; the excess $3,300,000 of the purchase price over this amount reduced retained earnings. The cash payment was funded primarily through the Company's existing credit facilities.

RELATIONSHIP WITH SAGE ESCROW

     Background. The Company and Sage Escrow, a licensed escrow company, are parties to several administrative agreements. Woodrow O'Rourke, Co-Owner of Sage Escrow, is the brother-in-law of William F. Peare, a director and the President and Chief Executive Officer of the Company.

     Escrow. The Company and Sage Escrow are parties to an Escrow Agreement under which contracts for the sale of Vacation Credits by the Company, and the funds received from such sales, must be placed in escrow with Sage. The Company pays Sage a fee of $35 to $40 per account for which Sage holds escrowed funds. Under the Escrow Agreement, the Company paid Sage approximately $210,000 in 2000. The Company terminated its agreement with Sage Escrow as of March 31, 2000.

     The terms of the various agreements with Sage were negotiated between the managements of the Company and Sage. The Company believes that the terms of such agreements are no less favorable than could have been obtained from an unrelated third party.

EMPLOYMENT RELATIONSHIPS

     Frederick C. Peare, the brother of Mr. William Peare, is employed by the Company as a manager of one of the Company's sales offices. During 2000, Frederick C. Peare received salary (based on commissions), bonus, and Company 401(k) contributions of $366,000. Deborah Hamilton, the sister of Mr. William Peare, is employed by the Company in an administrative role. During 2000, Ms. Hamilton received salary, bonus, and Company 401(k) contributions of $74,000. Rebecca Benavides, the sister of Mr. William Peare, is employed by the Company in an administrative capacity. During 2000, Ms. Benavides received salary, bonus, and Company 401(k) contributions of $62,000. Vicente Benavides, the nephew of Mr. William Peare, is employed by the Company in a sales capacity. During 2000, Mr. Benavides received salary (based on commissions), bonus, and Company 401(k) contributions of $100,000. Michael Holz, the brother-in-law of Mr. William Peare, is employed by the Company in an administrative capacity. During 2000, Mr. Holz received salary, bonus, and Company 401(k) contributions of $68,000.

     Thomas F. Sites, the brother of Mr. Jeffery Sites, is employed by the Company as the Vice President of a business unit. During 2000, Thomas Sites received a salary, bonus and Company 401(k) contributions of $342,000. Scott Sites, the brother of Mr. Jeffery Sites, is employed by the Company in an administrative capacity. During 2000, Scott Sites received a salary, bonus and Company 401(k) contributions of $173,000. Jessi Sites, the sister-in-law of Mr. Jeffery Sites and wife of Scott Sites, was employed by the Company until August of 2000 in a sales position. During 2000, Mrs. Sites received salary, (based on commissions), bonus and Company 401(k) contributions of $80,000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any Trendwest equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 2000, such SEC filing requirements were satisfied, except Douglas P. Kintzinger, Director, filed a late Form 4 detailing his stock purchase activity for November 2000.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no business that will be presented for consideration at the Annual Meeting other than the matters set forth in this Proxy Statement. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors,

                                          /s/ WILLIAM PEARE

                                          William F. Peare
                                          President and Chief Executive Officer

May 3, 2001

                                                                       EXHIBIT A

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

                            TRENDWEST RESORTS, INC.

I. Audit Committee Purpose

     The Audit Committee is appointed by the Board of Directors of Trendwest Resorts, Inc., to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditors.

     - Review areas of potential significant financial risk to the Company.

     - Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors semi-annually to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

      Review Procedures

      1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

      2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments. Review with the independent auditors any restrictions on the scope of their activities or on their access to information.

      3. In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposure. Review significant findings, including the management Letter, prepared by the independent auditors together with Management's responses including the status of previous recommendations.

      4. Review with financial management and/or the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly and annual financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

      Independent Auditors

      5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge or auditors when circumstances warrant.

      6. Instruct the auditors that the committee expects to be informed if there are any subjects that require special attention or if they perceive any significant weaknesses in the company's information and reporting systems.

      7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

      8. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

      Legal Compliance

      9. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

     Other Audit Committee Responsibilities

     10. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     11. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     12. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

     13. Review the financial and accounting personnel succession planning within the Company as the Committee deems appropriate.

     14. Annually review a summary of director and officers' related party transactions and potential conflicts of interest.

                                                                       EXHIBIT B

                            TRENDWEST RESORTS, INC.

                        1997 EMPLOYEE STOCK OPTION PLAN

     SECTION 1 Purpose. The purpose of the Trendwest Resorts, Inc. 1997 Employee Stock Option Plan (the "Plan") is to enable Trendwest Resorts, Inc. (the "Company") to attract and retain the services of people with training, experience and ability and to provide additional incentive to such persons by granting them an opportunity to participate in the ownership of the Company.

     SECTION 2 Stock Subject to Plan. The stock subject to this Plan shall be the Company's common stock, no par value per share (the "Common Stock"), presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 10, the aggregate amount of Common Stock reserved for issuance or delivery upon exercise of all options granted under this Plan shall not exceed 10% of the shares of Common Stock outstanding from time to time. If any option granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such expired, surrendered, exchanged, canceled or terminated options.

     SECTION 3 Administration. The Plan shall be administered by the Board of Directors of the Company, in accordance with the following terms and conditions:

        3.1 General Authority. Subject to the express provisions of the Plan, the Board of Directors shall have the authority, in its discretion, to determine all matters relating to options to be granted under the Plan, including the selection of individuals to be granted options, the number of shares to be subject to each option, the exercise price, the term, whether such options shall be immediately exercisable or shall become exercisable in increments over time, and all other terms and conditions thereof. Grants under this Plan to persons eligible need not be identical in any respect, even when made simultaneously. The Board of Directors may from time to time adopt rules and regulations relating to the administration of the Plan. The interpretation and construction by the Board of Directors of any terms or provisions of this Plan or any option issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties. The Board of Directors in its sole discretion, may grant incentive stock options ("Incentive Stock Options") as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") and/or nonqualified stock options ("Nonqualified Stock Options"). A Nonqualified Stock Option is a stock option which is not an Incentive Stock Option. The type of option granted, whether an Incentive Stock Option or a Nonqualified Stock Option shall be clearly identified by the Board of Directors when granted. The term option when used in this Plan should refer to Incentive Stock Options and Nonqualified Stock Options, collectively.

        3.2 Delegation to a Committee. Notwithstanding the foregoing, the Board of Directors, if it so determines, may delegate any or all authority for the administration of the Plan to a committee of the Board of Directors (the "Committee") comprised exclusively of two or more Non-Employee Directors as that term is defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and thereafter references to the Board of Directors in this Plan shall be deemed to be references to the Committee to the extent provided in the resolution establishing the committee.

        3.3 Replacement of Options. The Board of Directors, in its absolute discretion, may grant options subject to the condition that options previously granted at a higher or lower exercise price under the Plan be cancelled or exchanged in connection with such grant. The number of shares covered by the new options, the exercise price, the term and the other terms and conditions of the new option, shall be determined in accordance with the Plan and may be different from the provisions of the cancelled or exchanged options. Alternatively, the Board of Directors may, with the agreement of the Optionee, amend previously granted options to establish the exercise price at the then current fair market value of the Company's Common Stock.

        3.4 Loans to Optionees. The Board of Directors, in its absolute discretion, may provide that the Company loan to Optionees sufficient funds to exercise any option granted under the Plan and/or to pay withholding tax due upon exercise of such option. The Board of Directors shall have the authority to make such determinations at the time of grant or exercise and shall establish repayment terms thereof, including installments, maturity and interest rate.

     SECTION 4 Eligibility. Options may be granted only to persons who, at the time the option is granted, are directors, employees, consultants or independent contractors of the Company or any of its present or future parent or subsidiary corporations (as those terms are used in Section 422(a)(2) and (d)(1) and Section 424(e) and (f) of the Code, hereafter a "Parent" or "Subsidiary"). Any individual to whom an option is granted under this Plan shall be referred to hereinafter as "Optionee." Any Optionee may receive one or more grants of options as the Board of Directors as shall from time to time determine, and such determinations may be different as to different Optionees and may vary as to different grants. Optionees who are not employees will only be eligible to receive Nonqualified Stock Options.

     SECTION 5 Terms and Conditions of Options. Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Board of Directors shall deem advisable and which are not inconsistent with this Plan. Each option granted hereunder shall clearly indicate whether it is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding the foregoing, all such options shall include or incorporate by reference the following terms and conditions:

        5.1 Number of Shares; Exercise Price. The maximum number of shares that may be purchased pursuant to the exercise of each option shall be as established by the Board of Directors, provided, however, that the maximum number of shares with respect to which an option or options may be granted to any Optionee in any one fiscal year of the Company shall not exceed 50,000 shares (the "Maximum Annual Optionee Grant"). The exercise price of all options granted hereunder shall be as established by the Board of Directors, but in no event shall be less than the fair market value per share of the Common Stock at the time the option is granted, as determined in good faith by the Board of Directors.

        5.2  Duration of Options. Subject to the restrictions contained in
Section 9, the term of each option shall be established by the Board of Directors and, if not so established, shall be ten years from the date it is granted, but in no event shall the term of any Incentive Stock Option exceed ten years.

        5.3 Exercisability. Each option shall prescribe the installments, if any, in which an option granted under the Plan shall become exercisable and the time periods after which such installments shall become exercisable. The Board of Directors, in its absolute discretion, may waive or accelerate any installment requirement contained in outstanding options. In no case may an option be exercised as to less than 100 shares at any one time (or the remaining shares covered by the option if less than 100) during the term of the option. Only whole shares shall be issued pursuant to the exercise of any option.

        5.4 Incentive Stock Option. Any option which is issued as an Incentive Stock Option under this Plan, shall, notwithstanding any other provisions of this Plan or the option terms to the contrary, contain all of the terms, conditions, restrictions, rights and limitations required to be an Incentive Stock Option, and any provision to the contrary shall be disregarded. The Board of Directors may require an Optionee to give the Company prompt notice of any disposition of shares of Common Stock acquired by the exercise of an Incentive Stock Option prior to the expiration of two years after the date of grant of the option and one year from the date of exercise.

     SECTION 6 Nontransferability of Options. Options granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or the applicable laws of descent and distribution, or by gift to a revocable trust of which the Optionee is a trustee, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process, such option thereupon shall terminate and become null and void. During an Optionee's lifetime, any options granted under this Plan are personal to him or her and are exercisable solely by such Optionee. Notwithstanding the foregoing, the Company may permit an Optionee to, during the Optionee's lifetime, designate a person who may exercise the option after the Optionee's death by giving written notice of such designation to the Company (such designation may be changed from time to time by the Optionee by giving written notice to the Company revoking any earlier designation and making a new designation).

     SECTION 7 Certain Limitations Regarding Incentive Stock Options. The grant of Incentive Stock Options shall be subject to the following special limitations:

        7.1 Limitation on Amount of Grants. As to all Incentive Stock Options granted under the terms of this Plan, to the extent that the aggregate fair market value of the stock (determined at the time the Incentive Stock Option is granted) with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under this Plan and all other incentive stock option plans of the Company, a related corporation or a predecessor corporation) exceeds $100,000, such options shall be treated as Nonqualified Stock Options. The previous sentence shall not apply if the Internal Revenue Service issues a public rule, issues a private ruling to the Company, any Optionee or any legatee, personal representative or distributee of an Optionee or issues regulations changing or eliminating such annual limit. No such limitation shall apply to Nonqualified Stock Options.

        7.2 Grants to 10% Shareholders. Incentive Stock Options may be granted a person owning more than 10% of the total combined voting power of all classes of stock of the Company and any Parent or Subsidiary only if (a) the exercise price is at least 110% of the fair market value of the stock at the time of grant, and (b) the option is not exercisable after the expiration of five years from the date of grant.

     SECTION 8 Exercise of Options. Options shall be exercised in accordance with the following terms and conditions:

        8.1 Procedure. Options shall be exercised by delivery to the Company of written notice of the number of shares with respect to which the option is exercised.

        8.2 Payment. Payment of the option price shall be made in full within 5 business days of the notice of exercise of the option and shall be in cash or bank-certified or cashier's checks, or personal check if permitted by the Board of Directors. To the extent permitted by the terms of the option grant and by applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations), an option may be exercised by delivery of shares of Common Stock of the Company which have been held by the Optionee for a period of at least six months having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Board of Directors. Such payment in stock may occur in the context of a single exercise of an option or successive and simultaneous exercises, sometimes referred to as "pyramiding," which provides that, rather than physically exchanging certificates for a series of exercises, bookkeeping entries will be made pursuant to which the Optionee is permitted to retain his existing stock certificate and a new stock certificate is issued for the net shares.

     If the Company's Common Stock is registered under the 1934 Act, and if permitted by the Board of Directors, and to the extent permitted by applicable laws and regulations, (including, but not limited to, federal tax and securities laws and regulations) an option also may be exercised by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

        8.3 Federal Withholding Tax Requirements. Upon exercise of an option, the Optionee shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. In order to implement this provision, the Company or any related corporation shall have the right to retain and withhold from any payment of cash or Common Stock under this Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Optionee receiving shares of Common Stock to reimburse the Company for any such taxes required to be withheld by the Company and withhold any distribution in whole or in part until the

Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Optionee an amount equal to such taxes. The Company may also retain and withhold or the Optionee may elect, subject to approval by the Company at its sole discretion, to have the Company retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse the Company for any such taxes and cancel (in whole or in part) any such shares so withheld.

     SECTION 9  Termination of Employment, Disability and Death

        9.1 General. If the employment of the Optionee by the Company, a Parent or a Subsidiary shall terminate by retirement or for any reason other than death, disability or cause as hereinafter provided, any Option granted hereunder may be exercised by the Optionee at any time prior to the expiration of three months after the date of such termination of employment (unless by its terms the option sooner terminates or expires).

        9.2 Disability. If the employment of the Optionee by the Company, a Parent or a Subsidiary is terminated because of the Optionee's disability (as herein defined), the option may be exercised by the Optionee at any time prior to the expiration of one year after the date of such termination (unless by its terms the option sooner terminates or expires), but only if, and to the extent the Optionee was entitled to exercise the option at the date of such termination. For purposes of this section, an Optionee will be considered to be disabled if the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last a continuous period of not less than 12 months.

        9.3 Death. In the event of the death of an Optionee while in the employ of the Company, a Parent or a Subsidiary, the option shall be exercisable on or prior to the expiration of one year after the date of such death (unless by its terms the option sooner terminates and expires), but only if and to the extent the Optionee was entitled to exercise the option at date of such death and only by the Optionee's personal representative if then subject to administration as part of the Optionee's estate, or by the person or persons to whom such Optionee's rights under the option shall have passed by the Optionee's will or by the applicable laws of descent and distribution.

        9.4 Termination for Cause. If the Optionee's employment with the Company, a Parent or a Subsidiary is terminated for cause, any option granted hereunder shall automatically terminate as of the first advice or discussion thereof, and such Optionee shall thereupon have no right to purchase any shares pursuant to such option. "Termination for Cause" shall mean dismissal for dishonesty, conviction or confession of a crime punishable by law (except minor violations), violation of the Company's drug testing policies, fraud, misconduct or disclosure of confidential information.

        9.5 Waiver or Extension of Time Periods. The Board of Directors shall have the authority, prior to or within the times specified in this Section 9 for the exercise of any such option, to extend such time period or waive in its entirety any such time period to the extent that such time period expires prior to the expiration of the term of such option. In addition, the Board of Directors may grant, pursuant to a specific resolution adopted at the time of grant, modify or eliminate the time periods specified in this Section 9. However, no Incentive Stock Option may be exercised after the expiration of ten
(10) years from the date such option is granted. If an Optionee holding an Incentive Stock Option exercises such option, by permission, after the expiration of the various time periods specified in this Section 9, and by virtue of such exercise the option is no longer treated as an Incentive Stock Option under the Code, such Option shall automatically be converted into a Nonqualified Stock Option.

        9.6 Termination of Options. To the extent that the option of any deceased Optionee or of any Optionee whose employment is terminated shall not have been exercised within the limited periods prescribed in this Section 9, including any extension period, all further rights to purchase shares pursuant to such option shall cease and terminate at the expiration of such period. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the date such option is granted, notwithstanding any provision to the contrary.

        9.7 Non-employee Optionees. Options granted to Optionees who are not employees of the Company, a Parent or a Subsidiary at the time of grant shall not be subject to the provisions of this Section 9, except as specifically provided in the option.

     SECTION 10 Acceleration upon Change in Control. Notwithstanding any other provision of the Plan, if the Board determines that a Change in Control (as defined in the next paragraph) has occurred or is about to occur, the options theretofore granted hereunder to a person who at the time of the Change in Control is an employee, consultants or independent contractor of the Company or any of its subsidiaries shall, subject to the approval of the Board and the satisfaction of any applicable requirements or limitations of Rule 16b-3 under the Exchange Act, become exercisable to the full extent theretofore not exercised, but in no event after the option period specified in each individual option agreement.

     For purposes of this Section 10 only, a Change in Control of the Company shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, or (B) during any period of two consecutive years individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A) or (C) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

     SECTION 11  Option Adjustments

        11.1 Adjustments Upon Changes in Capitalization. The aggregate number and class of shares on which options may be granted under this Plan, the Maximum Annual Optionee Grant set forth in Section 5.1, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and all such options, shall each be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up, spin-off or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

        11.2 Effect of Certain Transactions. Except as provided in subsection 11.2, upon a merger, consolidation, acquisition of property or stock, separation, reorganization (other than a merger or reorganization of the Company in which the holders of Common Stock immediately prior to the merger or reorganization have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger or reorganization) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Common Stock, any option granted hereunder shall terminate, but, provided that the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

        11.3 Conversion of Options on Stock for Stock Exchange. If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, separation or reorganization (other than a merger or reorganization of the Company in which the holders of Common Stock immediately prior to the merger or reorganization have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger or reorganization), all options granted hereunder shall terminate in accordance with the provision of subsection 11.2 unless the Board of Directors and the corporation issuing the Exchange Stock, in their sole and arbitrary discretion and subject to any required action by the shareholders of the Company and such corporation, agree that all such options granted hereunder are converted into options to purchase shares of Exchange Stock. The amount and price of the such options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. The vesting schedule set forth in the option agreement shall continue to apply to the options granted for the Exchange Stock.

        11.4 Fractional Shares. In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

        11.5 Determination of Board of Directors to be Final. All such adjustments shall be made by the Board of Directors and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     SECTION 12  Securities Regulations

        12.1 Compliance. Shares shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the 1934 Act, the rules and regulations promulgated thereunder, and the requirements of the Nasdaq Stock Market or any stock exchange upon which the shares may then be listed, and shall further be subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder, shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

        12.2 Representations by Optionee. As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 12.1. At the option of the Company, a stop transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the stock certificate in order to assure exemption from registration. The Board of Directors may also require such other action or agreement by the Optionees as may from time to time be necessary to comply with the federal and state securities laws. This provision shall not obligate the Company to undertake registration of options or stock hereunder.

     SECTION 13 Employment Rights. Nothing in this Plan or any option or right granted pursuant hereto shall confer upon any Optionee any right to be continued in the employment or service of the Company, a Parent or any Subsidiary of the Company or to remain a director, or to interfere in any way with the right of the Company, a Parent or any Subsidiary, in its sole discretion, to terminate such Optionee's employment or service at any time or to remove the Optionee as a director at any time.

     SECTION 14  Amendment and Termination

        14.1 Action by Shareholders. The Plan may be terminated, modified or amended by the shareholders of the Company.

        14.2 Action by Board of Directors. The Board of Directors may at any time suspend, amend or terminate this Plan. No termination, suspension or amendment of the Plan may, without the consent of each Optionee to whom any option shall theretofore have been granted, adversely affect the rights of such Optionees under such options.

        14.3 Automatic Termination. Unless the Plan shall theretofore have been terminated as herein provided, this Plan shall terminate ten (10) years from the earlier of: (a) the date on which the Plan is adopted; or (b) the date on which this Plan is approved by the shareholders of the Company. No option may be granted after such termination, or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any option theretofore granted under this Plan.

     SECTION 15 Effective Date of the Plan. This Plan shall become effective on the date of its adoption by the Board of Directors of the Company and options may be granted immediately thereafter but no option may be exercised under the Plan unless and until the Plan shall have been approved by the shareholders within 12 months after the date of adoption of the Plan by the Board of Directors. If such approval is not obtained within such period the Plan and any options granted thereunder shall be null and void.

                             TRENDWEST RESORTS, INC.
                   9805 WILLOWS ROAD, REDMOND WASHINGTON 98052

                PROXY FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TRENDWEST RESORTS, INC.

        The undersigned Shareholder(s) of Trendwest Resorts, Inc. (the "Company") hereby appoints William F. Peare and Jeffery P. Sites, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on May 1, 2001, at the Annual Meeting of Shareholders to be held on June 27, 2001, and at any and all adjournment thereof.

1. ELECTION OF DIRECTORS

       [ ]  FOR the nominees listed below.

       [ ]  WITHHOLD AUTHORITY to vote for any of the nominees listed below
            (TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE OUT THE NAME OF SUCH NOMINEE).

       Nominees (Term Will Expire in 2004):       Jerol E. Andres
                                                  Linda M. Tubbs
                                                  Roderick C. Wendt

2.  APPROVAL OF AMENDMENT TO THE 1997 STOCK OPTION PLAN

       [ ]  FOR            [ ]  AGAINST           [ ]   ABSTAIN

3. RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS

       [ ]  FOR            [ ]  AGAINST           [ ]   ABSTAIN

        Shares represented by properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN ITEM 1. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

                                    Dated:                        , 2001
                                          ------------------------


                                    ------------------------------------
                                                       Signature(s)

                                    ------------------------------------
                                    Please sign as name(s) appears on this proxy and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.